Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-106340 previously filed by IFTH Acquisition Corp. on Form S-8 of our report dated December 21, 2007 with respect to our audits of the consolidated financial statements of IFTH Acquisition Corp. as of September 30, 2007 and for the years ended September 30, 2007 and 2006, and the related financial statement schedule, prior to the adjustment described in Note 8 that was applied to reclassify the financial statements for the discontinued operations of the Company.

/s/ J. H. Cohn LLP

Roseland, New Jersey
December 24, 2008